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                                                                     EXHIBIT 12


HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                               NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
(In millions)                                               2002            2001
                                                   -------------   -------------
Net income                                         $     1,154.5   $     1,216.7
Income taxes                                               590.9           667.1
                                                   -------------   -------------
Income before income taxes                               1,745.4         1,883.8
                                                   -------------   -------------
Fixed charges:
      Interest expense (1)                               2,281.9         2,507.1
      Interest portion of rentals (2)                       43.1            38.2
                                                   -------------   -------------
Total fixed charges                                      2,325.0         2,545.3
                                                   -------------   -------------
Total earnings as defined                          $     4,070.4   $     4,429.1
Ratio of earnings to fixed charges (3)                      1.75            1.74
                                                   =============   =============


(1) For financial statement purposes, interest expense includes income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper.

(2) Represents one-third of rentals, which approximates the portion representing interest.

(3) The 2002 ratio has been negatively impacted by the settlement charge and related expenses associated with our preliminary agreement with a multi-state working group of attorneys general and regulatory agencies to effect a nationwide resolution of alleged violations of consumer protection, consumer lending and insurance laws and regulations in our retail branch consumer lending operations. Excluding the settlement charge and related expenses of $333.2 million (after-tax), our ratio of earnings to fixed charges would have been 1.98 percent.